Fidelity Bond Coverage

Underwriter:	Continental Casualty Company

Period for which premiums have been paid: From 12:01 a.m. on 8/19/2016 to 12:01 a.m.
on 8/19/2017.

Policy Number: 169906855

Company	Coverage	Premium*
The Advisors’ Inner Circle Fund	$40,000,000	$25,738
The Advisors’ Inner Circle Fund II	$40,000,000	$9,054
The Advisors’ Inner Circle Fund III	$40,000,000	$565
Bishop Street Funds	$40,000,000	$333
The KP Funds	$40,000,000	$9,640
Causeway Capital Management Trust	$40,000,000	$9,292
SEI Tax Exempt Trust	$40,000,000	$7,846
SEI Daily Income Trust	$40,000,000	$14,288
SEI Institutional International Trust	$40,000,000	$6,952
SEI Institutional Managed Trust	$40,000,000	$30,074
SEI Asset Allocation Trust	$40,000,000	$1,533
SEI Institutional Investments Trust	$40,000,000	$51,887
Adviser Managed Trust	$40,000,000	$1,227
New Covenant Funds	$40,000,000	$1,166
SEI Structured Credit Fund, L.P.	$40,000,000	$1,446
SEI Insurance Products Trust	$40,000,000	$53
SEI Catholic Values Trust	$40,000,000	$283
Winton Series Trust	$40,000,000	$43
Winton Diversified Opportunities Fund	$40,000,000	$12
Gallery Trust	$40,000,000	$367

*	SEI service entities bear 20% of the total cost of $214,750 or $42,950 leaving $171,800 to be distributed among insured funds.